Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of April 02, 2019, by and between MOBIQUITY TECHNOLOGIES, INC., a New York corporation (the "Company") having an office at 35 Torrington Lane, Shoreham, NY 11786 and Paul Bauersfeld ("Bauersfeld") having an address at 61 Broadway, suite 1105, New York, NY 10006.

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Bauersfeld and Bauersfeld desires to provide the services to Company as an employee in connection with Company's business and as its Chief Technology Officer; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Bauersfeld's services.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1. Employment

Bauersfeld hereby agrees to be employed by Company as its Chief Technology Officer.

2. Duties and Responsibilities of Bauersfeld

Bauersfeld's duties and responsibilities shall be as directed by the Company's Chief Executive Officer, subject to the direction of the Company's Board of Directors.

3.       Exclusivity of Service

The Company agrees that Bauersfeld shall be a full-time employee of the Company. Bauersfeld may pursue other outside business interests that are not related to the same business as the Company, as long as it does not interfere with the everyday responsibilities of the Company.

4.       Compensation; Bonus

(a)	In consideration for Bauersfeld's services to be performed under this Agreement and as compensation therefor, Company shall pay to Bauersfeld, commencing as of the date set forth above, in addition to all other benefits provided for in this Agreement, a salary at the rate of Twenty-Five Thousand ($25,000) Dollars per month, (the "Bauersfeld Salary"). All payments of Bauersfeld Salary shall be payable in accordance with Company's policies.

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(b)	Upon execution of this Agreement, Bauersfeld shall receive the grant of 10-year options to purchase Ten Million (10,000,000) Shares of Common Stock under Mobiquity Technologies, Inc.'s ("MTI") Stock Option Plan, with 35% vesting on the date hereof, 35% vesting twelve (12) months from the date hereof, and the remaining 30% vesting twenty-four (24) months from the date hereof. The exercise price of said options shall be the closing sale price of MTI' s Common Stock on the date of grant.

(c)	In addition to the Bauersfeld Base Salary, Bauersfeld shall be entitled to a quarterly bonus (the "Quarterly Bonus") of 0.5% of Gross Revenue (as defined under generally accepted accounting principles) for each completed fiscal quarter, so long as Gross Revenue meets or exceeds managements stated goal (See Exhibit A). The Quarterly Bonus shall be paid no later than fourteen (14) days from Company's filing of the form 10-Q, either in cash, common stock or stock options, at the election of Bauersfeld. Should this Agreement be terminated prior to the end of any fiscal year for any reason other than that provided in paragraph 8, a pro rata portion of the Quarterly Bonus shall be paid within 30 days of such termination. For each subsequent calendar year, the Company's Board of Directors, will confirm a new revenue goal for the upcoming year and that goal will be added to Exhibit A for the purpose of calculating the Quarterly Bonus.

(d)	It is also agreed that at the discretion of the Board, the vesting period of all options owned by Bauersfeld may be accelerated upon a change in control of the Company or sale of substantially all of the assets of the Company.

5.       Reimbursements and Indemnification

Bauersfeld shall be entitled to the following during and in respect of the term of this Agreement:

(a) Bauersfeld shall each be entitled to reimbursement, at the discretion of the Company's Chief Executive Officers, for all reasonable travel, reasonable entertainment and other reasonable expenses incurred in connection with Company's business, provided that such expenses are approved in advance in writing by an executive officer of the Company and such expenses adequately documented and vouchered in accordance with Company's policies.

(b) The Company shall provide to Bauersfeld to the full extent provided for under the laws of the Company's state of incorporation and the Company's Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Bauersfeld when acting in such capacity for the Company and/or any subsidiary or affiliated business. The Company shall use reasonable best efforts to include Bauersfeld as an insured under all applicable directors' and officers' liability insurance policies maintained by the Company, and any other subsidiary or affiliated business.

(c) Bauersfeld shall also be entitled to participation in the Company's health insurance for him and his family, three weeks paid vacation and three months' severance pay if terminated without cause.

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6.       Term of Employment

Bauersfeld shall be considered an employee at will.

7.       Non-Competition; Non-Solicitation

(a) Bauersfeld hereby agrees and covenants that during the Term hereof that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the current business of the Company during the Term; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7.

(b) Bauersfeld agrees and covenants that during the Term of this Agreement and a period of one year thereafter, he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding twelve (12) months.

8.       Termination

Termination by the Company with Cause. The following shall be considered acts of cause which shall void any payment of severance pay to Bauersfeld. "Cause" is hereby defined as event (i) of Bauersfeld's commission of an act involving fraud, embezzlement, or theft against the property or personnel of Company, (ii) Bauersfeld shall be convicted of, or plead nolo contendere to a felony or engages in other criminal conduct that could reasonably be expected to have a material adverse affect on the business, assets, properties, prospects, results of operations or financial condition of Company, or (iii) Bauersfeld's failure to comply with the directions of the Company's board of directors and/or executive officers. In the event this Agreement is terminated pursuant to this Section 8(a), Bauersfeld's Salary and all benefits under Section 5(c) hereof shall terminate immediately upon such discharge, and Company shall have no further obligations to Bauersfeld except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination. Termination for cause shall also include failure to adhere to policies and Code of Conduct established by the Board of Directors.

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9.                  Violation of Other Agreements and Authority

Bauersfeld represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Bauersfeld is or may be a party, or by which Bauersfeld may be bound; that Bauersfeld is under no physical or mental disability that would materially interfere with the performance of his duties under this Agreement. Bauersfeld agrees that, as it is a material inducement to Company that Bauersfeld make the foregoing representations and warranties and that they be true in all material respects.

10.             Company Authority Relative to this Agreement

The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated by it. The Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors' rights generally and to general principles of equity.

11.             Notices

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent via email to the email address provided for Mr. Bauersfeld below and, on behalf of the Company, to the email address of Dean Julia as set forth below.

12.             Waivers

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13.             Entire Agreement

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

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14.       Inurement; Assignment

The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Bauersfeld hereunder shall be transferable or assignable by Bauersfeld.

15.             Amendment

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

16.             Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17.             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

18.             Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of New York, County of Nassau. THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS EMPLOYMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN IT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO IT.

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IN WITNESS WHEREOF, this agreement has been approved by the Compensation Committee of the Board of Directors of the Company and the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOBIQUITY TECHNOLOGIES, INC.

By:	/s/ Dean Julia
Dean Julia, CEO

/s/Paul Bauersfeld
Paul Bauersfeld

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Exhibit A

2019 Revenue Goal

Q1
Jan	$350,000
Feb	$375,000
Mar	$650,000

Q2
Apr	$1,000,000
May	$1,000,000
Jun	$1,320,000

Q3
Jul	$1,780,000
Aug	$1,940,000
Sep	$2,450,000
Q4
Oct	$2,700,000
Nov	$3,250,000
Dec	$4,200,000

Total	$21,015,000

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